UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2019 (February 6, 2019)
HighPoint Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware	333-222275	82-3620361
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado		80202
(Address of principal executive office)		(Zip Code)

(303) 293-9100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2019, HighPoint Resources Corporation (the “Company”) announced that William K. Stenzel, Senior Vice President-Corporate Development and Planning of the Company, will separate from his position with the Company for “Good Reason” as defined in the Change in Control Severance Protection Agreement between Mr. Stenzel and the Company, effective on February 28, 2019 (the “Separation Date”). Mr. Stenzel’s separation is not the result of any disagreement with the Company.

Upon Mr. Stenzel entering into a Release and Confidentiality Agreement with the Company, pursuant to the existing employment arrangements:

•	Mr. Stenzel will receive cash severance in the amount of $987,956.

•	On the Separation Date, all unvested restricted stock awards will vest.

•	Mr. Stenzel will receive twenty-four months of health and welfare benefits.

•	Mr. Stenzel will release and discharge the Company from any and all claims arising or occurring prior to the Separation Date.

•	Mr. Stenzel will hold in strict confidence any confidential information related to the Company.
The majority of Mr. Stenzel’s duties have been assumed by Paul W. Geiger, the Company’s Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 11, 2019	HIGHPOINT RESOURCES CORPORATION

		By:	/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen
Senior Vice President - General Counsel; and Secretary